PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
April 27, 2016		(804) 217-5897

DYNEX CAPITAL, INC. REPORTS
FIRST QUARTER 2016 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its first quarter 2016 results today. As previously announced, the Company's quarterly conference call to discuss these results is today at 9:00 a.m. Eastern Time and may be accessed at 1-888-339-0823 or by live webcast which includes a slide presentation, the link for which is provided under “Investor Center” on the Company's website (www.dynexcapital.com).
First Quarter 2016 Highlights

•	Comprehensive income of $0.04 per common share comprised of net loss to common shareholders of $(0.81) per common share and other comprehensive income of $0.85 per common share

•	Core net operating income per common share, a non-GAAP measure, of $0.22

•	Net interest spread of 1.97% and adjusted net interest spread, a non-GAAP measure, of 1.76%

•	Book value per common share of $7.54 at March 31, 2016, a decline of 2.2% from $7.71 at December 31, 2015

•	Dividend declared of $0.21 per common share
First Quarter 2016 Results
The Company reported comprehensive income to common shareholders of $2.0 million, or $0.04 per common share, for the first quarter of 2016 versus a comprehensive loss of $(14.6) million, or $(0.30) per common share for the fourth quarter of 2015. Comprehensive income for the first quarter of 2016 was primarily driven by the following:

•	net interest income of $18.8 million

•	net unrealized gains on changes in fair value of investments of $41.7 million due to declining interest rates, partially offset by unrealized losses due to credit spread widening

•	net unrealized losses from changes in fair value of derivative instruments of $(41.5) million due to declining interest rate swap and Eurodollar rates as well as interest rate swap spread tightening

•	realized losses of $(5.1) million on terminated derivative hedging instruments

•	realized losses of $(3.9) million on MBS sales

Adjusted net interest spread was 1.76% for the first quarter of 2016, a decline of 20 basis points from the fourth quarter of 2015. This decline was related to the increase in adjusted cost of funds of 24 basis points as repurchase agreement borrowing costs rose during the quarter and net periodic interest costs from interest rate swaps increased.
Net interest income for the first quarter of 2016 was $18.8 million versus $19.7 million for the fourth quarter of 2015. This decrease in net interest income was driven primarily by an increase in interest expense to $6.3 million for the first quarter versus $5.8 million in the fourth quarter as well as a $0.4 million decline in interest income.
Core net operating income per common share was $10.8 million for the first quarter, or $0.22 per common share versus $12.7 million or $0.25 for the fourth quarter of 2015. The following table summarizes the components of core net operating income to common shareholders for the first quarter of 2016 compared to the fourth quarter of 2015:

	Three Months Ended
($ in thousands)	March 31, 2016	December 31, 2015
Interest income	$25,089	$25,522
Adjusted interest expense (1)	7,963	6,429
Adjusted net interest income (1)	17,126	19,093
Other income, net	63	180
General & administrative expenses	(4,092)	(4,278)
Preferred stock dividends	(2,294)	(2,294)
Core net operating income to common shareholders (1)	$10,803	$12,701
(1) Non-GAAP measures are reconciled in the supplement to this release.
Core net operating income for the first quarter of 2016 was impacted by the following:

•
lower adjusted net interest income due to a smaller average balance of interest earning assets, higher financing costs from repurchase agreement borrowings, and higher net periodic interest costs from hedges;

•	partially offset by net prepayment compensation of $1.3 million principally on Agency CMBS, an increase of $0.8 million during the quarter
Shareholders' Equity and Book Value per Common Share
Shareholders' equity declined 1.7% to $483.8 million at March 31, 2016 due primarily to realized losses on sales of MBS of $(3.9) million and unfavorable changes in the fair value of derivatives of $(4.9 million), net of favorable changes in fair value of MBS. Book value per common share declined 2.2% to $7.54 at March 31, 2016 compared to $7.71 at December 31, 2015. The decrease in book value per common share of $(0.17) was driven primarily by an increase of $0.77 per common share from the increase in the fair value of MBS investments from the favorable impact of lower interest rates partially offset by the impact of credit spread widening, and a decline of $(0.95) per common share as a result of the impact of lower interest rates and swap spread tightening to Treasuries on the fair value of derivatives.

Economic return on book value was 0.5% for the first quarter of 2016 (calculated by dividing dividends declared of $0.21 and the $(0.17) decline in book value by 2016's beginning book value of $7.71), or 2.1% on an annualized basis.
Investments
Below is a summary of the activity in the Company's MBS portfolio during the first quarter of 2016:

($ in thousands)	RMBS	CMBS	CMBS IO	Total
Balance at December 31, 2015	$1,663,732	$1,040,114	$789,855	$3,493,701
Purchases	—	—	4,970	4,970
Principal payments	(75,008)	(17,606)	—	(92,614)
Sales	(46,603)	(34,868)	—	(81,471)
Net premium amortization	(3,863)	(1,336)	(32,336)	(37,535)
Unrealized gain during the period	11,333	30,172	196	41,701
Balance at March 31, 2016	$1,549,591	$1,016,476	$762,685	$3,328,752
The Company's investment portfolio decreased during the first quarter of 2016 as principal payments received on MBS and proceeds from sales of MBS were primarily used to reduce leverage instead of reinvesting in MBS.
    The following table presents information for the Company's MBS portfolio by category:

	Three Months Ended
	March 31, 2016		December 31, 2015
($ in thousands)	Average Balance	Effective Yield (1)	Average Balance	Effective Yield (1)
RMBS:
Agency	$1,549,079	1.84%	$1,655,436	1.84%
Non-Agency	64,025	3.62%	68,799	3.62%
	1,613,104	1.91%	1,724,235	1.91%
CMBS:
Agency	879,727	3.01%	912,606	2.96%
Non-Agency	137,866	5.37%	164,881	4.48%
	1,017,593	3.33%	1,077,487	3.19%
CMBS IO:
Agency	413,100	3.80%	411,797	3.86%
Non-Agency	362,288	3.92%	360,579	3.94%
	775,388	3.85%	772,376	3.90%

Total MBS Investments:	$3,406,085	2.78%	$3,574,098	2.73%
(1) Effective yield is weighted by the average balance of investments, which in turn is calculated using daily amortized cost basis.

Effective yield on MBS increased 5 basis points from the prior quarter primarily because of current and prior quarter sales of lower yielding securities which settled during the first quarter of 2016.
Financing and Leverage

The following table presents financing balances and average rates by the type of security pledged as collateral as of the dates indicated:

	March 31, 2016		December 31, 2015
($ in thousands)	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Agency RMBS	$1,410,153	0.68%	$1,439,436	0.47%
Non-Agency RMBS	48,542	1.80%	52,128	1.77%
Agency CMBS	516,893	0.68%	301,427	0.49%
Non-Agency CMBS	101,358	1.36%	126,378	1.26%
Agency CMBS IO	344,238	1.28%	360,245	1.24%
Non-Agency CMBS IO	294,392	1.36%	302,771	1.33%
Securitization financing bonds	6,443	1.79%	7,035	1.65%
Total repurchase agreement financing	2,722,019	0.88%	2,589,420	0.75%

FHLB advances collateralized with Agency CMBS	$263,000	0.51%	$520,000	0.40%
Approximately $257.0 million of FHLB advances were repaid at their maturity during the first quarter of 2016 using proceeds of repurchase agreement borrowings. Though the Company's overall leverage declined to 6.4x at March 31, 2016 compared to 6.5x at December 31, 2015, this decline in the overall leverage ratio was lower than anticipated due to the decrease in shareholders' equity primarily due to the realized and unrealized losses on the Company's derivatives less the change in net unrealized gains on the Company's MBS, which are described in more detail above.
The weighted average original term to maturity for the Company's repurchase agreements was 62 days as of March 31, 2016 compared to 67 as of December 31, 2015. The weighted average remaining term to maturity was 23 days as of March 31, 2016.
Hedging Activities
The following table summarizes the activity related to derivative instruments that were effective during the three months ended March 31, 2016:

($ in thousands)	Notional Balance	Rate (1)
Balance of effective interest rate swaps at December 31, 2015	$480,000	1.06%
Effective interest rate swaps added	1,000,000	0.69%
Previously forward-starting interest rate swaps (2)	325,000	1.94%
Interest rate swaps terminated	(1,000,000)	0.69%
Balance of effective interest rate swaps at March 31, 2016	$805,000	1.41%
(1) Weighted average rates shown include pay-fixed interest rate swaps, net of receive-fixed interest rate swaps.
(2) Represents interest rate swaps entered into in prior periods that became effective during the quarter presented.

The average notional amount of net current pay fixed swaps during the first quarter of 2016 was $937.0 million at a pay rate of 1.25% versus an average notional amount of $566.5 million at a pay rate of 1.16% for the fourth quarter of 2015. Subsequent to quarter end, we terminated $400.0 million of the $805.0 million in effective hedges outstanding at March 31, 2016, which had an average pay rate of 1.91%, at a termination value of $15.7 million. After those terminations, our remaining current net pay-fixed swaps have an average pay-rate of 0.92%.
In addition to the currently effective derivative instruments noted in the table above, at March 31, 2016, we also had forward-starting derivative instruments including $6.3 billion in 3-month Eurodollar futures which become effective beginning in 2017 with expiration dates ranging from 2017 to 2020 at a weighted average rate of 3.87%, and $475.0 million in interest rate swaps with a weighted average rate of 2.86% which become effective in 2020 and expire in 2025. In addition to the terminations noted in the table above, during the first quarter of 2016 we terminated $1.3 billion of forward-starting interest rate swaps with a weighted average pay-fixed rate of 1.22% that would have become effective during the second quarter of 2016.
The following table details the components of the loss on derivative instruments, net recognized in the consolidated statement of comprehensive income for the first quarter of 2016:

($ in thousands)	Realized Gains (Losses)	Change in Fair Value of Derivative Instruments	Periodic Interest Costs (1)	Gain (Loss) on Derivative Instruments, Net
Receive-fixed interest rate swaps	$—	$9,111	$1,423	$10,534
Pay-fixed interest rate swaps	(5,082)	(38,427)	(3,103)	(46,612)
Eurodollar futures	—	(12,186)	—	(12,186)
Total	$(5,082)	$(41,502)	$(1,680)	$(48,264)

(1)	Amounts represent interest earned or incurred related to interest rate swaps effective during the quarter.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.
Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), adjusted interest expense, adjusted cost of funds, adjusted net interest income, and adjusted net interest spread. Schedules reconciling these non-GAAP financial measures to GAAP are provided as a supplement to this release. Management uses core net operating income (including per common share) as an estimate of the net interest earnings from our investments after operating expenses. In connection with core net operating income, management uses adjusted interest expense, adjusted cost of funds, adjusted net interest income, and adjusted net interest spread because management considers net periodic interest costs related to the Company's derivative instruments as an additional cost of using repurchase agreements to finance investments. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that it provides greater transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers even though peer companies may present its non-GAAP measures on a different basis than the Company's. Because these non-GAAP financial measures exclude certain items used to compute GAAP net income to common shareholders and GAAP interest expense, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income. In addition, because not all companies use identical calculations, the Company's presentation of its non-GAAP measures may not be comparable to other similarly-titled measures of other companies.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release may include, without limitation, statements regarding future interest rates, our views on expected characteristics of future investment environments, prepayment rates on our investment portfolio and risks posed by our investment portfolio, our future investment strategies, our future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government regulatory and monetary policy, the impact of regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and ongoing financial institution regulatory reform efforts, the full impacts of which are unknown at this time, and another ownership change under Section 382 that further impacts the use of our tax net operating loss carryforward. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and other reports filed with and furnished to the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share data)

	March 31, 2016	December 31, 2015
ASSETS	(unaudited)
Mortgage-backed securities	$3,328,752	$3,493,701
Mortgage loans held for investment, net	23,271	24,145
Investment in limited partnership	98	10,835
Investment in FHLB stock	11,475	11,475
Cash and cash equivalents	82,940	33,935
Restricted cash	86,864	51,190
Derivative assets	14,845	7,835
Principal receivable on investments	6,382	6,193
Accrued interest receivable	22,151	22,764
Other assets, net	7,310	7,975
Total assets	$3,584,088	$3,670,048

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,722,019	$2,589,420
FHLB advances	263,000	520,000
Non-recourse collateralized financing	8,140	8,442
Derivative liabilities	90,487	41,205
Accrued interest payable	2,243	1,743
Accrued dividends payable	12,247	13,709
Other liabilities	2,153	3,504
Total liabilities	3,100,289	3,178,023

Shareholders’ equity:
Preferred stock, par value $.01 per share, 8.5% Series A Cumulative Redeemable; 8,000,000 shares authorized; 2,300,000 shares issued and outstanding ($57,500 aggregate liquidation preference)	$55,407	$55,407
Preferred stock, par value $.01 per share, 7.625% Series B Cumulative Redeemable; 7,000,000 shares authorized; 2,250,000 shares issued and outstanding($56,250 aggregate liquidation preference)	54,251	54,251
Common stock, par value $.01 per share, 200,000,000 shares authorized; 49,095,797 and 49,047,335 shares issued and outstanding, respectively	491	490
Additional paid-in capital	725,438	725,358
Accumulated other comprehensive income (loss)	28,960	(12,768)
Accumulated deficit	(380,748)	(330,713)
Total shareholders' equity	483,799	492,025
Total liabilities and shareholders’ equity	$3,584,088	$3,670,048

Book value per common share	$7.54	$7.71

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
 (amounts in thousands except per share data)

	Three Months Ended
	March 31,
	2016	2015
	(unaudited)	(unaudited)
Interest income	25,089	24,099
Interest expense	6,310	5,371
Net interest income	18,779	18,728

Loss on derivative instruments, net	(48,264)	(25,323)
(Loss) gain on sale of investments, net	(3,941)	1,308
Fair value adjustments, net	24	39
Other income, net	63	34
General and administrative expenses:
Compensation and benefits	(2,219)	(2,117)
Other general and administrative	(1,873)	(2,141)
Net loss	(37,431)	(9,472)
Preferred stock dividends	(2,294)	(2,294)
Net loss to common shareholders	$(39,725)	$(11,766)

Other comprehensive income:
Change in net unrealized gain on available-for-sale investments	$37,760	$23,304
Reclassification adjustment for loss (gain) on sale of investments, net	3,941	(1,308)
Reclassification adjustment for de-designated cash flow hedges	27	1,057
Total other comprehensive income	41,728	23,053
Comprehensive income to common shareholders	$2,003	$11,287

Net loss per common share-basic and diluted	$(0.81)	$(0.21)
Weighted average common shares	49,041	54,800

DYNEX CAPITAL, INC.
KEY FINANCIAL MEASURES
(UNAUDITED)
 ($ in thousands except per share data)

		1Q2016		4Q2015		3Q2015		2Q2015		1Q2015
Net (loss) income per common share	$(0.81)			$0.61		$(0.74)		$0.52	$(0.21)
Core net operating income per common share (1)		$0.22		$0.25		$0.24		$0.21		$0.23
Comprehensive income (loss) per common share		$0.04	$(0.30)			$(0.22)	$(0.21)			$0.21
Dividends per common share		$0.21		$0.24		$0.24		$0.24		$0.24
Book value per common share, end of period		$7.54		$7.71		$8.19		$8.53		$8.96
Leverage at period end (2)	6.4	x	6.5	x	6.4	x	6.2	x	5.7	x
Average interest earning assets		$3,429,875		$3,598,748		$3,818,140		$3,748,536		$3,577,644
Average interest bearing liabilities		$3,095,490		$3,237,574		$3,405,850		$3,320,760		$3,111,783
Net interest income		$18,779		$19,689		$20,237		$18,985		$18,728
Adjusted net interest income (1)		$17,126		$19,093		$19,342		$18,049		$18,923
Effective yield by investment type (3):
RMBS		1.91%		1.91%		1.76%		1.82%		1.88%
CMBS		3.33%		3.19%		3.36%		3.38%		3.70%
CMBS IO		3.85%		3.90%		3.85%		3.86%		3.83%
Mortgage loans held for investment		3.82%		3.96%		4.37%		4.24%		4.13%
Effective yield-total portfolio		2.78%		2.74%		2.69%		2.63%		2.62%
Cost of funds (4)		0.81%		0.70%		0.67%		0.66%		0.69%
Net interest spread		1.97%		2.04%		2.02%		1.97%		1.93%
Adjusted cost of funds (1)		1.02%		0.78%		0.78%		0.77%		0.66%
Adjusted net interest spread (1)		1.76%		1.96%		1.91%		1.86%		1.96%

(1)	Non-GAAP financial measures are reconciled in the supplement to this release.

(2)	Also commonly referred to by the Company as "overall leverage" and is calculated by dividing total liabilities by total shareholders' equity.

(3)	Effective yield is weighted by the average balance of investments which is calculated using daily amortized cost basis.

(4)	Percentages shown are based on annualized interest expense amounts divided by average interest bearing liabilities.

DYNEX CAPITAL, INC.
RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES
(UNAUDITED)
 ($ in thousands except per share data)

	Three Months Ended
	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
GAAP net (loss) income to common shareholders	$(39,725)	$30,237	$(39,271)	$28,168	$(11,766)
Less:
Amortization of de-designated cash flow hedges (1)	27	727	857	857	1,057
Change in fair value of derivative instruments, net (2)	46,584	(19,177)	50,997	(18,883)	24,461
Loss (gain) on sale of investments, net	3,941	908	(113)	1,491	(1,308)
Fair value adjustments, net	(24)	6	(16)	(20)	(39)
Core net operating income to common shareholders	$10,803	$12,701	$12,454	$11,613	$12,405

Weighted average common shares	49,041	49,299	52,777	54,574	54,800
Core net operating income per common share	$0.22	$0.25	$0.24	$0.21	$0.23
(1) Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization of the balance remaining in accumulated other comprehensive loss as of June 30, 2013 as a result of the Company's discontinuation of hedge accounting.

(2)	Amount includes any realized gains (losses) recognized during the period presented and excludes net periodic interest costs of derivative instruments.

	Three Months Ended
	March 31, 2016		December 31, 2015		September 30, 2015
	Amount	Yield/Rate	Amount	Yield/Rate	Amount	Yield/Rate
GAAP interest income	$25,089	2.78%	$25,522	2.74%	$26,096	2.69%
GAAP interest expense/cost of funds (1)	6,310	0.81%	5,833	0.70%	5,859	0.67%
Net interest income/spread	18,779	1.97%	19,689	2.04%	20,237	2.02%

GAAP interest expense/cost of funds (1)	$6,310	0.81%	$5,833	0.70%	$5,859	0.67%
Less: amortization of de-designated cash flow hedges (2)	(27)	—%	(727)	(0.08)%	(857)	(0.10)%
Add: net periodic interest costs of derivative instruments	1,680	0.21%	1,323	0.16%	1,752	0.21%
Adjusted interest expense/ adjusted cost of funds	7,963	1.02%	6,429	0.78%	6,754	0.78%

Adjusted net interest income/spread	$17,126	1.76%	$19,093	1.96%	$19,342	1.91%

			Three Months Ended
			June 30, 2015		March 31, 2015
			Amount	Yield/Rate	Amount	Yield/Rate
GAAP interest income			$24,527	2.63%	$24,099	2.62%
GAAP interest expense/cost of funds (1)			5,542	0.66%	5,371	0.69%
Net interest income/spread			18,985	1.97%	18,728	1.93%

GAAP interest expense/cost of funds (1)			$5,542	0.66%	$5,371	0.69%
Less: amortization of de-designated cash flow hedges (2)			(857)	(0.10)%	(1,057)	(0.14)%
Add: net periodic interest costs of derivative instruments			1,793	0.21%	862	0.11%
Adjusted interest expense/ adjusted cost of funds			6,478	0.77%	5,176	0.66%

Adjusted net interest income/spread			$18,049	1.86%	$18,923	1.96%

(1)	Percentages shown are based on annualized interest expense amounts divided by average interest bearing liabilities.

(2)
Amount recorded as a portion of "interest expense" in accordance with GAAP related to the amortization of the balance remaining in accumulated other comprehensive loss as of June 30, 2013 as a result of the Company's discontinuation of hedge accounting.